Exhibit 3.3

CHARTER

OF

MANAGEMENT ALTERNATIVES, INC.

The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation.

1. The name of the corporation is Management Alternatives, Inc.

2. The corporation is for profit.

3. The street address for the corporation’s principal office is:

315 Deaderick Street, Suite 2700

Nashville, Tennessee 37238-0002

County of Davidson

(a) The name of the corporation’s initial registered agent is:

Chad C. White

(b) The street address of the corporation’s initial registered office in Tennessee is:

315 Deaderick Street, Suite 2700

Nashville, Tennessee 37238-0002

County of Davidson

4. The name and address of the incorporator is:

Chad C. White

Bass, Berry & Sims PLC

315 Deaderick Street, Suite 2700

Nashville, Tennessee 37238-0002

County of Davidson

5. The number of shares of stock the corporation is authorized to issue is 1,000 shares of common stock, no par value per share.

6. The shareholders of the corporation shall not have preemptive rights.

7. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof, and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business

Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this paragraph 7 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Dated: October 6, 2000.

/s/ Chad C. White
Chad C. White, Incorporator

2146027.1

ARTICLES OF AMENDMENT TO THE CHARTER

OF

MANAGEMENT ALTERNATIVES, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its Charter.

1. The name of the corporation as it appears on record is Management Alternatives, Inc.

2. The text of each amendment adopted is as follows:

Section 1 of the corporation’s Charter shall be deleted in its entirety, and the following shall be inserted in lieu thereof:

“1. The name of the corporation is Ancillary Management Solutions, Inc.”

Section 3 of the corporation’s Charter shall be deleted in its entirety, and the following shall be inserted in lieu thereof:

“3. The street address for the corporation’s principal office is:

300 Seaboard Lane Suite 5

Franklin, Tennessee 37067

County of Williamson”

3. These Articles of Amendment are to be effective when filed with the Secretary of State.

4. These Articles of Amendment were duly adopted by the Board of Directors on November 10, 2000 and were approved by the shareholders on November 10, 2000.

Dated: November 10, 2000

MANAGEMENT ALTERNATIVES, INC.

By:	/s/ David F. Bacon, Jr.
Name: David F. Bacon, Jr.
Title: President

2152555.3

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